UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXCELLIGENCE LEARNING CORPORATION

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M E M O R A N D U M

To:	All Employees
From:	Ron Elliott, CEO
Date:	July 19, 2006
Re:	Announcement of Our Agreement to Be Acquired By an Affiliate of Thoma Cressey Equity Partners

Members of the Excelligence Family:

I am pleased to share some very exciting news with you. We issued a press release this evening, announcing that we had reached a definitive agreement by which the Company agreed to be acquired by an affiliate of Thoma Cressey Equity Partners, a leading private equity firm for over 25 years. The full press release is attached. We are very excited about this new partnership and the opportunity it gives us to energize our business strategy.

As I said in the press release, “This offer presents exceptional value to our stockholders and speaks to the strength of our business model, the quality of our products and our solid financial position. Our customers and employees should rest assured that we will continue to operate our business as we have in the past, both now and in the future. After the transaction is complete, our current senior management team will remain in place and work closely with our new investors on continuing to grow our business.”

We anticipate that the merger will be completed in the fourth quarter of 2006. Between now and then, we will file information relating to the transaction with the U.S. Securities and Exchange Commission for review. We will also hold a meeting of our stockholders to seek their approval. Once we have received these approvals and satisfied other conditions, the merger will be completed and the entire company will become privately-held. At that time, Excelligence’s common stock will no longer be publicly traded. In the meantime, Discount School Supply and EPI will continue to operate together as normal.

The press release and this memo provide you with the basic facts about the acquisition. We will share new information with you from time to time, including a FAQ regarding certain ways in which the merger may affect the Company and its employees, which we hope to distribute to you next week. The agreement with Thoma Cressey will be filed with the SEC early next week, which will provide you with additional information on the merger.

I want to express my sincere appreciation to all employees for their continued efforts to make Excelligence the success that it has become. We need every employee to continue to focus on the tasks at hand – growing sales and providing excellent service to our customers – especially in this, our busiest quarter of the year. I look forward to a productive future with Thoma Cressey, and the rest of the Excelligence team.

Ron

Additional Information about the Merger and Where to Find It

In connection with the merger transaction, Excelligence will file relevant materials with the Securities and Exchange Commission, including a proxy statement. INVESTORS AND SECURITY HOLDERS OF EXCELLIGENCE ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EXCELLIGENCE, THE THOMA CRESSEY EQUITY PARTNERS ENTITIES THAT ARE PARTY

TO THE MERGER AGREEMENT AND THE MERGER. The proxy statement and other relevant materials (when they become available) and any other documents filed by Excelligence with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Excelligence by contacting CCG Investor Relations at (310) 477-9800.

Excelligence and its executive officers and directors may be deemed to be participating in the solicitation of proxies from the security holders of Excelligence in connection with the merger.

Information about the executive officers and directors of Excelligence and the number of shares of Excelligence’s common stock beneficially owned by such persons is set forth in the proxy statement for Excelligence’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2006. Security holders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and directors in the transaction by reading the proxy statement regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.